UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2018 (December 28, 2017)

AAC HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-36643	35-2496142
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	200 Powell Place Brentwood, Tennessee	37027
	(Address of Principal Executive Offices)	(Zip Code)

(615) 732-1231

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 8.01.	Other Events.

On December 28, 2017, AAC Holdings, Inc. (the “Company”) and certain of its current and former officers entered into a settlement term sheet with the plaintiffs’ representatives to memorialize an agreement in principle to settle the consolidated securities class action lawsuit, Kasper v. AAC Holdings, Inc. et al., Case No. 3:15-cv-923, pending in the United States District Court for the Middle District of Tennessee (the “Tennessee Class Action Litigation”). The settlement term sheet provides that, as discussed in more detail below, defendants will pay an aggregate of $25,000,000 (which includes attorneys’ fees to be approved by the court) to establish a settlement fund (“Settlement Fund”) for the benefit of the class. The Settlement Fund will be funded as follows: (a) defendant Jerrod N. Menz will sell 300,000 shares and contribute the cash derived from such sale(s) to the Settlement Fund; and (b) the Company and the individual defendants will pay in cash the difference, if any, between the Settlement Fund and the stock component addressed in (a). The settlement includes the dismissal of all claims against the Company and the individual defendants and a denial by defendants of any wrongdoing and no admission of liability. An order, dated December 29, 2017, was entered staying the proceedings for forty-five (45) days in order to allow the parties to complete settlement documentation and present it to the court. The settlement is subject to the execution of a definitive settlement agreement and court approval, neither of which can be assured. The Tennessee Class Action Litigation is more fully described in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2017. For a discussion of insurance coverage availability for this settlement, please see below.

The Company also announces that it has reached an agreement-in-principle in the shareholder derivative action entitled Bushansky v. Jerrod N. Menz et al., Case No. A-15-727891-C, pending in the Eighth Judicial District Court, Clark County, Nevada (the “Nevada Derivative Litigation”). The settlement of the Nevada Derivative Litigation is subject to execution of a stipulation of settlement and court approval, neither of which can be assured. The agreement-in-principle provides, in part, for the following: (a) implementation of certain corporate governance enhancements to be implemented within sixty (60) days following the final judgement, including (i) implementation of a claw-back policy governing potential return of certain salary, bonus, or other compensation paid to employees, officers or directors, based upon actions of such individuals, in the event that the Company is determined to be in violation of the Permanent Injunction and Final Judgment with the Bureau of Medi-Cal Fraud and Elder Abuse of the Office of the Attorney General of the State of California, (ii) implementation of a system to facilitate the reporting of material adverse events to the Board of Directors and (iii) certain modifications to the Company’s committee charters, Code of Business Conduct and Ethics and Corporate Governance Guidelines; (b) a mutual exchange of releases and dismissal of the litigation with prejudice; (c) denial by defendants of any wrongdoing and no admission of liability; and (d) payment by the Company of $1,000,000 in attorneys’ fees and costs for the benefit brought to the Company as a result of the litigation. The Nevada Derivative Litigation is more fully described in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2017.

The claims presented in the Tennessee Class Action Litigation and Nevada Derivative Litigation have been presented to the Company’s insurance carriers, which have denied coverage. However, the Company and insurers have continued to discuss the Company’s demand for coverage. The Company, at this time, is unable to predict what, if any, settlement amount will be contributed by its insurance carriers. Regardless of the outcome of the negotiations with the insurance carriers, the Company anticipates that its current level of cash on hand, internally generated cash flows, and availability under its revolver will be sufficient to fund the above-referenced settlement amounts, anticipated working capital needs, debt service obligations, and maintenance capital expenditures. In addition, the Company also anticipates that this will have no impact on financing commitments related to its pending acquisition of AdCare, Inc. (“AdCare”), which is scheduled to close in the first half of 2018, subject to regulatory approvals and customary closing conditions.

Safe Harbor for Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. All forward-looking statements included in this report, including expectations about the settlement of the Tennessee Class Action Litigation, the Nevada Derivative Litigation, and the anticipated transaction funding for the AdCare acquisition are based upon information available to the Company as of the date of this report, which may change, and the Company assumes no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from the Company’s current expectations. Factors that could cause or contribute to such differences include the risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission, as well as the possibility that the court may materially alter or fail to approve the terms of the settlement in the settlement term sheet. The Company assumes no obligation and does not intend to update the forward-looking statements provided, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AAC HOLDINGS, INC.

By:	/s/ Michael T. Cartwright
Michael T. Cartwright
Chairman and Chief Executive Officer

Date: January 4, 2018